Exhibit 99.1

Monroe Capital Corporation Declares First Quarter 2013 Dividend of $0.34

Per Share and Announces Fourth Quarter and

Full Year 2012 Financial Results

Chicago, Ill., March 8, 2013—Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its first quarter 2013 dividend and its financial results for the fourth quarter and full year ended December 31, 2012.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter and Full Year 2012 Financial Highlights

•	Net increase in net assets resulting from operations of $0.18 per share

•	Net investment income of $0.15 per share

•	Net asset value (NAV) of $14.54 per share

•	Declared a quarterly dividend of $0.34 per share for the first quarter of 2013

•	Originated $78.6 million of new funded investments during the quarter, in addition to the initial portfolio purchase of $67.5 million of assets in connection with our initial public offering (“IPO”)

•	Successful completion of our IPO, raising gross proceeds of $86.3 million

“Monroe’s first quarter after our completing our initial public offering was an extremely active one. In just a little over two months, we grew our investment portfolio by more than $65 million, almost doubling the size of our portfolio,” said Theodore L. Koenig, Chairman and Chief Executive Officer of the Company. “Our pipeline remains robust for 2013 as we look to optimize our portfolio over time.”

Portfolio and Investment Activities

As of December 31, 2012, we had debt and equity investments in 28 portfolio companies, with a total fair value of $132.8 million.

During the period ended December 31, 2012, we made investments of $144.5 million and had repayments of $11.9 million on existing debt investments. As of December 31, 2012, the weighted average contractual yield on our debt investments was 9.8% and the effective yield was 11.3%.

Financial Review

Total investment income was $1.7 million and total expenses were $0.9 million in the three months and full year ended December 31, 2012. Net investment income was $0.8 million, or $0.15 per share, for the same period.

Net change in unrealized appreciation on investments was $0.2 million in the three months and full year ended December 31, 2012. The appreciation on our investments was attributable to continued operating performance improvement in the portfolio and improved market conditions.

Net increase in net assets resulting from operations was approximately $1.0 million in the three months and full year ended December 31, 2012, or $0.18 per share. Our NAV per share declined to $14.54 per share at December 31, 2012 from $14.72, our pro forma net asset value per share after our initial public offering. This decline is largely due to the payment of our dividend in excess of our net increase in net assets from operations during the period.

Liquidity and Capital Resources

At December 31, 2012, we had $4.0 million in cash and cash equivalents and $55.0 million of total debt outstanding. As of December 31, 2012, we had $10.0 million currently available for additional borrowings on our revolving credit facility. Our revolving credit facility has an accordion feature that allows us to increase the total facility to $100.0 million.

Quarterly Dividend of $0.34 Per Share Declared

Monroe announced today that its Board of Directors has declared a quarterly dividend of $0.34 per share. This dividend is payable on March 28, 2013 to stockholders of record as of March 19, 2013. The Company has adopted a dividend reinvestment plan that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their dividend automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the dividend will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the Securities and Exchange Commission.

Fourth Quarter and Full Year 2012 Financial Results Conference Call

The Company will host a conference call to discuss these operating and financial results on Friday, March 8, 2013 at 11:00am ET. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 17036627.

A telephone replay of the conference call will be available from 2:00pm ET on March 8, 2013 until 11:59pm ET on March 15, 2013 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 17036627.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission (www.sec.gov) on March 8, 2013.

MONROE CAPITAL CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2012	December 31, 2011
ASSETS
Investments, at fair value (cost of: $132,592 and $0, respectively)	$132,752	$—
Cash and cash equivalents	4,060	10
Deferred financing costs, net	1,750	—
Interest receivable	503	—
Other assets	166	—

Total assets	139,231	10

LIABILITIES
Revolving credit facility	55,000	—
Management fees payable	318	—
Incentive fees payable	6	—
Accounts payable and accrued expenses	222	—
Interest payable on credit facilities	51	—

Total liabilities	55,597	—

Net assets	$83,634	$10

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 5,750 and 0 shares issued and outstanding, respectively	$6	$—
Capital in excess of par value	84,633	10	(1)
Accumulated distributions in excess of net investment income	(1,165)	—
Accumulated net unrealized appreciation on investments	160	—

Total net assets	$83,634	$10

Net asset value per share	$14.54	$100.00

(1)	Value rounded to nearest thousand dollar; actual value of Common Stock equal to $0.10; actual value of capital in excess of par value equal to $9,999.90.

MONROE CAPITAL CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the year ended December 31, 2012 (1)	For the period from February 9, 2011 (date of inception) to December 31, 2011 (1)
Investment income:
Interest income	$1,706	$—

Total investment income	1,706	—

Operating expenses:
Interest and other debt financing expenses	305	—
Base management fee	318	—
Administrative service fee	133	—
Professional fees	76	—
General and administrative expenses	78	—
Incentive fees	6	—

Total expenses	916	—

Net investment income	790	—

Net gain on investments:
Net change in unrealized appreciation on investments	160	—

Net increase in net assets resulting from operations	$950	$—

Per common share data:
Net investment income per share—basic and diluted (2)	$0.15	$—

Net increase in net assets resulting from operations per share—basic and diluted (2)	$0.18	$—

Dividends and distributions declared per common share	$0.34	$—

Weighted average common stock outstanding—basic and diluted (2)	5,386	—

(1)	The Company had no substantive operating activities prior to October 24, 2012, the date of its initial public offering.
(2)

Net investment income per share, net increase in net assets resulting from operations per share and weighted average common stock outstanding for the year ended December 31, 2012 are calculated for the period from October 24, 2012 to December 31, 2012.

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a leading provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Kelly Holman
BackBay Communications
(212) 209-3844
Email: kelly.holman@backbaycommunications.com